Exhibit 11.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Annual Report on Form 1-A POS of American Hospitality Properties REIT, Inc. of our report dated July 23, 2020, relating to the financial statements of American Hospitality Properties REIT, Inc. as of December 31, 2019 and 2018 and for the year and period then ended, and to the reference to our firm under the heading “Experts” in the Offering Circular, which is part of this Offering Statement.

/s/ J.F. Bodden, P.C.

J.F. Bodden, P.C.

Dallas, Texas

November 16, 2020